ARTICLES OF INCORPORATION

1.   Name of Coporation:    Inn-Vestors, Inc.

2.   Resident Agent Name
     and Address:           CSC Services of Nevada, Inc. 502 East John
                            Street, Carson City, NV 89706

3.   Shares:         50,000,000            Par value: $.0001

4.   Names, Addresses,
     Number of Board of
     Directors / Trustees:   Keith Newton 718, Bryer Way, Garland, TX 75043

5.   Purpose:

6.   Other Matters:

7.   Names, Addresses and
     Signatures of Incorporation: C. Woodgate
                                  502 E. John Street Room E,
                                  Carson City, NV 89706

8.   Certificate of Acceptance
     of Appointment of Resident
     Agent: I, CSC Services of Nevada, Inc. hereby accept appointment as Resident Agent for the above named corporation.

By: /s/ C. Woodgate         July 26, 2002